Exhibit 10.19

INDEPENDENT BANK GROUP, INC.

2012 STOCK GRANT PLAN

This 2012 Stock Grant Plan (the “2012 Plan”) is adopted effective as of January 1, 2012, by Independent Bank Group, Inc., a Texas corporation (the “Company”) for the benefit of the eligible employees of the Company and its indirect subsidiary, Independent Bank, McKinney, Texas (the “Bank”). This 2012 Plan is a separate plan from the Stock Grant Plan of the Company dated March 29, 2005.

1.	PURPOSE

The 2012 Plan is intended to advance the interests of the Company and its shareholders by encouraging and enabling selected officers and employees of the Company and the Bank to acquire and retain a proprietary interest in the Company by ownership of its stock so as to provide additional incentive for such individuals to promote the success of the Company’s business through sharing in the growth of such business and to encourage them to remain in the employ of the Company and the Bank.

2.	STOCK GRANT RESERVE

(a)	Stock Grant Reserve. The Company will establish a Stock Grant Reserve (so called herein) to which will be credited shares of the common stock of the Company (the “Common Stock”). The shares of Common Stock reserved in the Stock Grant Reserve and any such shares issued pursuant to this 2012 Plan are referred to herein as “Shares”. Should the shares of the Common Stock, due to a stock split or stock dividend or combination of shares or any other change, or exchange for other securities, by reclassification, reorganization, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into, or exchanged for, a different number or kind of shares of stock or other securities of the Company or of another entity, the number of shares then remaining in the Stock Grant Reserve shall be appropriately adjusted or automatically converted to reflect such action. If any such adjustment results in a fractional share, the fraction shall be disregarded.

(b)	Adjustments to Reserve. Upon the grant of Shares hereunder, the Stock Grant Reserve will be reduced by the number of Shares so allocated. Upon the forfeiture and cancellation of Shares pursuant to this 2012 Plan, the Stock Grant Reserve shall be increased by such number of Shares, and such Shares may again be the subject of grants hereunder.

(c)	Grants of Shares. Grants of Shares, as the Board of Directors of the Company (the “Board”) shall in its sole discretion determine, may be made from the authorized and unissued shares of Common Stock of the Company.

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3.	ELIGIBILITY AND MAKING OF ALLOCATIONS

(a)	Eligible Persons. Any officer or employee of the Company and/or the Bank who has signed a Letter Agreement in the form attached hereto as Exhibit “A” shall be eligible to receive a grant of Shares pursuant to the 2012 Plan.

(b)	Selection by Board. From the persons eligible to receive grants, the Board shall determine the recipients of Shares and the number of Shares that should be granted to each such individual. The Board may make more than one grant to the same individual. In selecting those persons for whom it wishes to make grants and in determining the number of Shares it wishes to grant, the Board shall consider such matters it deems appropriate. A person who receives a grant of Shares pursuant to this 2012 Plan is hereinafter referred to as a “Recipient” and includes such individual’s designated beneficiary, surviving spouse, estate, or legal representative.

(c)	Participation in Other Stock Option Plans. A person who has received or later receives options to purchase stock under any stock option plan of the Company may participate in such other plan in accordance with its terms, and will not by reason thereof be ineligible to receive Shares under this 2012 Plan.

(d)	Limit on Number of Allocable Shares. The total number of Shares which may be granted pursuant to this 2012 Plan will not exceed the amount available therefor in the Stock Grant Reserve.

(e)	Notice to Recipient. When a grant is made, the Board shall advise the Recipient thereof by delivery of the Letter Agreement in substantially the same form as the attached Exhibit “A”. Upon receipt of a Letter Agreement, the Recipient shall execute and return such Letter Agreement to the Company. If the Recipient fails or refuses to execute and return the Letter Agreement within thirty days, the Shares granted to such Recipient shall be deemed to be forfeited.

4.	ISSUANCE AND POSSESSION OF SHARES

(a)	Grant. Upon receipt of an executed Letter Agreement, the Company shall record the granted number of Shares in the Recipient’s name and deduct the granted Shares from the Stock Grant Reserve. The Recipient shall thereupon be entitled to receive the Shares upon satisfaction of the vesting requirement set forth in Paragraph 5 hereof. Until the vesting requirement is satisfied, the Company shall not issue the Shares, and the Shares shall not be deemed to be outstanding. The Recipient will not be deemed to be a shareholder and will not have any rights of a shareholder of the Company with respect to such Shares, including any right to vote and to receive dividends or other distributions, including any stock dividend, split, or exchange applicable to shares of Common Stock of the Company until the vesting requirement is satisfied.

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(b)	Stock Certificate and Cash Bonus. Following satisfaction of the vesting requirement set forth in Paragraph 5, (defined below), the Company shall issue the Shares, the Shares shall be deemed to be outstanding, and the Company shall deliver a certificate evidencing the Shares to the Recipient. Within 30 days following the end of the Vesting Period, the Company will, or will cause the Bank to, pay a cash bonus to the Recipient in an amount equal to 25 percent of the fair market value of the Shares for which the Vesting Period has expired.

5.	RESTRICTIONS ON SHARES

(a)	Restrictions. The restrictions to which Shares shall be subject are:

(i) Prohibition Against Transfer. During the Vesting Period applicable to Shares and except as otherwise specifically provided in the 2012 Plan, the Recipient shall have no right to sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of the Shares.

(ii) Forfeiture. If at any time before the Vesting Period ends, a Recipient’s employment is terminated for “cause” or as a result of voluntary resignation of employment by the Recipient, all of Recipient’s right, to receive the granted Shares shall be forfeited, and the Shares shall (a) continue to be treated as authorized and unissued shares; and (b) again become part of the Stock Grant Reserve.

(b)	Death; Disability; Termination without Cause; Change of Ownership. If, prior to the end of the Vesting Period, a Recipient dies or becomes disabled, is terminated not for “cause” or the ownership of control of the Company and the Bank is transferred, pursuant to a merger, sale of assets or other similar disposition, to a person or entity who is not the current owner of at least 50 percent of the Common Stock of the Company, then the Shares shall no longer be restricted as provided for in this Paragraph 5 and the vesting requirement shall be deemed to be satisfied and the Company shall issue the Shares to the Recipient or his estate. In the event of a transfer of control pursuant to which all shareholders of the Company are entitled to receive consideration, the vesting requirement shall be deemed to be satisfied and the Company shall issue the Shares to the Recipient, and the Recipient shall be free to transfer any Shares he holds as part of such transaction without regard to the restrictions set forth in this Paragraph 5.

(c)	Vesting Period. The term “Vesting Period” with respect to Shares means a period starting on the date of grant of such shares to the Recipient and ending on such date five (5) years after the date of grant.

(d)	Cause. The term “cause” shall be defined as the occurrence of any of the following events:

(i) willful misconduct, gross negligence, or dishonest or fraudulent conduct in the performance by the Recipient of his duties;

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(ii) Recipient’s material failure to perform his duties after being given 20 days written notice and an opportunity to cure any performance issues;

(iii) the declaration by an independent certified medical authority that Recipient is addicted to drugs or alcohol or that he is mentally incompetent;

(iv) the Recipient is indicted for a felony or a misdemeanor involving moral turpitude;

(v) recommendation or suggestion by any bank regulatory authority having jurisdiction over the Bank that Recipient’s employment as an officer of the Bank should be discontinued or terminated.

6.	FINALITY OF DETERMINATION

The Board will administer this 2012 Plan and construe its provisions. Any determination by the Board in carrying out, administering, or construing this 2012 Plan will be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

7.	LIMITATIONS

(a)	No Right to Grant. No person will at any time have any right to receive a grant of Shares hereunder and no person will have authority to enter into an agreement for the making of a grant or to make any representation or warranty with respect thereto.

(b)	Rights of Recipients. Recipients of grants will have no rights in respect thereof other than those set forth in the 2012 Plan, and such rights may not be assigned or transferred. If any attempt is made to sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of any Shares granted to the Recipient before the end of any applicable Vesting Period, the Shares that are the subject of such attempted disposition will be deemed forfeited and cancelled. Before issuance of Shares, no such shares will be earmarked for the Recipients’ accounts nor will such Recipients have any rights as stockholders with respect to such Shares.

(c)	No Right to Continued Employment. Neither the Company’s action in establishing the 2012 Plan, nor any action taken by it or by the Board under the 2012 Plan, nor any provision of the 2012 Plan, will be construed as giving to any person the right to be retained in the employ of the Company and/or the Bank.

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8.	AMENDMENT, SUSPENSION OR TERMINATION OF 2012 PLAN

The Board may amend, suspend or terminate the 2012 Plan in whole or in part at any time; provided that such amendment will not affect adversely rights or obligations with respect to grants previously made.

Adopted effective January 1, 2012.

INDEPENDENT BANK GROUP, INC.

By:
Secretary

ATTEST:

Chairman of the Board

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EXHIBIT “A”

LETTER AGREEMENT

Dear                     :

I am pleased to advise you that the Board of Directors of Independent Bank Group, Inc. (the “Company”), has on the date of this notice granted to you a total of             shares (the “Shares”) of common stock of the Company (the “Common Stock”) under and pursuant to the Independent Bank Group, Inc. 2012 Stock Grant Plan (the “2012 Plan”), a copy of which is attached hereto. These shares are being issued to you in consideration of services rendered by you to the Company and/or the Company’s subsidiary, Independent Bank.

These Shares are subject to satisfaction of the vesting requirement set forth in Paragraph 5 of the 2012 Plan. By signing below, you agree to be bound by the terms of the 2012 Plan and the restrictions set forth therein. In addition, in consideration of the grant of the Shares, you agree as follows:

1.	Shareholders Agreement. Simultaneously with your execution of this Letter Agreement, you have signed the attached Shareholders Agreement and Rights Agreement to the extent that you have not already done so. You acknowledge and agree that upon issuance of the Shares after the vesting requirement has been satisfied, the Shareholders Agreement and the Rights Agreement will restrict the transfer of the Shares.

2.	Right to Repurchase. In the event your employment with the Company and/or the Bank is terminated for any reason after the end of the Vesting Period (as defined in the 2012 Plan) and the Shares have been issued to you, the Company shall have the right, but not the obligation, to repurchase from you or your estate, as applicable, all of the Shares. The repurchase price shall be equal to two (2) times the tangible book value of the Shares as of the date of the termination of your employment as determined from the Company’s financial records. If the Company desires to exercise such right to repurchase, the Company shall give written notice to you within sixty (60) days of the date of termination of your employment. Within ten (10) days of the date of such notice, the Company shall deliver to you or your estate the repurchase price in cash (payable in the form of a check) and you or your estate shall deliver to the Company certificates evidencing the Shares duly endorsed and in proper form for transfer.

3.	Confidential Information. You recognize and acknowledge that you have access to certain information regarding the Bank and the Company, including without limitation business and financial methods and practices, plans, pricing and marketing techniques, customer identities, information and lists (the “Confidential Information”) and that the Confidential Information is valuable, special and

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unique property of the Bank and the Company. You shall not at any time, either during the term of this Letter Agreement or subsequent to the termination of your employment, disclose to others, use, copy, or permit to be copied, the Confidential Information of the Bank and the Company (regardless of whether developed by you) except in your performance of your official duties on behalf of the Bank. You further agree that if your employment with the Bank is terminated (for whatever reason), you shall not take with you but will leave with the Bank all records, papers and computer data and any copies thereof relating to the Confidential Information. You acknowledge and agree that all such papers, records and computer data or copies thereof are and shall remain the property of the Company and/or the Bank.

You must execute and deliver this Letter Agreement to the Company within thirty days in order to perfect this grant of Shares to you. Upon receipt of an executed copy of this Letter Agreement, we will record this grant in the Company’s records, and upon satisfaction of the applicable vesting requirement, the Company will issue a certificate evidencing the number of Shares.

Date:

Very truly yours,

INDEPENDENT BANK GROUP, INC.

By:
David R. Brooks
Chairman of the Board

ACCEPTED AND AGREED to as of                     .

Signature

Printed Name

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